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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Giant Industries, Inc., on Form S-3 (Shelf Registration Statement) of our reports dated March 12, 2004, which express unqualified opinions, and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in 2003, and the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002, on the financial statements and financial statement schedule, each report appearing in the Annual Report on Form 10-K of Giant Industries, Inc for the year ended December 31, 2003.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


Phoenix, Arizona
March 12, 2004